FOR IMMEDIATE RELEASE

CONTACTS:
MedAire, Inc. – Jill Drake – +1-480-333-3700
Remote Diagnostic Technologies Ltd – ROZ THOMAS – +44 (01256) 362 400

MedAire Signs Agreement with Remote Diagnostic Technologies
Companies combine vital sign monitors and remote medical advisory services for aviation and maritime clients

TEMPE, Ariz., January 7, 2007 – MedAire Inc. (ASX: MDE), a global provider of aviation and maritime crewmember medical training, medical advisory services and medical kits, has named Remote Diagnostic Technologies Limited (RDT) as a preferred provider for life-saving remote vital sign monitors used onboard aircraft and vessels around the world. Remote vital signs monitors provide another layer of medical protection as key medical data – pulse rates, blood pressure, video images and EKG results – are downloaded directly to physicians at MedAire’s 24/7 MedLink Global Response Center, located in a level-one trauma center in Phoenix, Ariz, USA.

“We’ve had a relationship with RDT for more than 10 years and can attest to the company’s high quality standards and high-performing equipment,” said James A. Williams, CEO, MedAire.

Under the terms of the agreement, MedAire and RDT will jointly promote each other’s products and services to new and existing customers in the aviation and maritime industries.

Graham Murphy, managing director for RDT, commented, “We are delighted to be able to move an already excellent relationship to the next level. MedAire’s outstanding reputation and expertise in medical management, combined with RDT’s experience in providing reliable and easy-to-use telemedicine hardware, will ensure we have a successful partnership.”

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Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.

About RDT
Founded in 1997 and based out of offices near Basingstoke in the U.K., RDT specializes in the development of leading-edge diagnostic devices for use by non-experts in remote locations. The company has built a strong in-house regulatory, engineering and design capability and has significant experience in medical data transmission off aircraft, backed up by extensive test and performance data. To learn more, visit www.rdtltd.com.

About MedAire Inc.
Since 1986, MedAire’s life-saving solution has included 24/7 direct telephonic access to board-certified physicians, crewmember medical training, medical kits and defibrillators for clients in the maritime and aviation industry. Based in Phoenix, Ariz., MedAire is listed under MDE on the Australian Stock Exchange. To learn more, visit MedAire.com.